Exhibit 99.1

Norcraft Holdings, L.P. Announces the Expiration of its

Tender Offer for 9.75% Senior Discount Notes due 2012

December 17, 2009 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that its previously announced tender offer (the “Offer”) for up to $64,300,000 aggregate principal amount (the “Tender Cap”) of its and Norcraft Capital Corp.’s 9.75% Senior Discount Notes Due 2012 (the “Notes”) expired at 12:00 midnight, New York City Time, on December 16, 2009 (the “Offer Expiration Time”).

As of the Offer Expiration Time, $118,000,000, or 100%, of the aggregate outstanding principal amount of Notes was tendered. Because this amount exceeds the Tender Cap, the Company will purchase all Notes accepted in the Offer on a pro rata basis as described in the Offer to Purchase and Consent Solicitation Statement dated November 17, 2009, as supplemented by the Company’s press release on December 2, 2009.

Holders of Notes that validly tendered their Notes prior to the Offer Expiration Time, and whose Notes are accepted for purchase, are entitled to receive the early tender premium of $10.00 per $1,000 principal amount of Notes and the tender offer consideration of $1,013.38 per $1,000 principal amount of Notes plus accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the payment date for the Notes. The payment date for the Notes is expected to be on or about December 17, 2009.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company or any of its subsidiaries. The offers to purchase the securities were made only pursuant to the offer documents, including the Offer to Purchase and Consent Solicitation Statement that the Company distributed to holders of securities. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Investment Bank served as the Dealer Manager for the tender offer and consent solicitation. Global Bondholder Services Corporation acted as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the tender offer and consent solicitation may be directed to the Information Agent, toll-free at (866) 873-7700.

Media Contact:

Norcraft Holdings, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com